Exhibit 99.1

News Release

Media Contacts:	Steve Cragle	Investor Contacts:	Joe Romanelli
	(908) 423-3461		(908) 423-5185

	Lainie Keller		Carol Ferguson
	(908) 423-4187		(908) 423-4465

Merck Announces First-Quarter 2014 Financial Results

•      First-Quarter 2014 Non-GAAP EPS of $0.88, Excluding Certain Items; GAAP EPS of $0.57; Confirms 2014 Full-Year Non-GAAP EPS Target of $3.35 to $3.53, Excluding Certain Items; GAAP EPS Range of $2.15 to $2.47

•      Worldwide Sales were $10.3 Billion, a Decrease of 4 Percent, Reflecting Unfavorable Impact of Patent Expiries and a 2 Percent Unfavorable Impact from Foreign Exchange

•      Strategic Initiatives Drove Cost Reductions and Portfolio Divestitures, Generating First-Quarter 2014 Benefits

•      Sales of REMICADE, SIMPONI and ISENTRESS, as well as Diabetes and Vaccines Franchises Grew

•      FDA Approved GRASTEK and RAGWITEK Sublingual Allergen Extract Immunotherapy Tablets and Accepted Filings for V503 and Suvorexant; Company Announced Progress in Key Clinical Programs Including HCV and HIV

•      Repurchased $7.5 Billion of Common Stock Over Previous 12 Months as Part of Ongoing Share Repurchase Program

WHITEHOUSE STATION, N.J., April 29, 2014 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2014.

$ in millions, except EPS amounts	First Quarter 2014	First Quarter 2013
Sales	$10,264	$10,671
GAAP EPS	0.57	0.52
Non-GAAP EPS that excludes items listed below[1]	0.88	0.85
GAAP Net Income[2]	1,705	1,593
Non-GAAP Net Income that excludes items listed below[1,2]	2,601	2,585

1  Merck is providing certain 2014 and 2013 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For description of the items, see Table 2a, including the related footnotes, attached to this release.

2  Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the first quarter of $0.88 exclude acquisition-related costs, restructuring costs and certain other items.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

$ in millions, except EPS amounts	First Quarter 2014	First Quarter 2013
EPS
GAAP EPS	$0.57	$0.52
Difference[3]	0.31	0.33
Non-GAAP EPS that excludes items listed below[1]	$0.88	$0.85

Net Income
GAAP net income[2]	$1,705	$1,593
Difference	896	992
Non-GAAP net income that excludes items listed below[1,2]	$2,601	$2,585

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition-related costs[4]	$1,137	$1,237
Restructuring costs	326	194
Net decrease (increase) in income before taxes	1,463	1,431
Income tax (benefit) expense[5]	(567)	(439)
Decrease (increase) in net income	$896	$992

“Investing in the best opportunities for growth while being disciplined in managing our costs enabled us to deliver bottom-line performance,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “This is an exciting time as we prepare to commercialize the next wave of innovation coming out of Merck’s research labs over the next few years.”

Select Revenue Highlights

Worldwide sales were $10.3 billion for the first quarter of 2014, a decrease of 4 percent compared with the first quarter of 2013, including a 2 percent negative effect from foreign exchange.

3  Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4  Includes expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges. Also includes integration and other costs associated with mergers and acquisitions.

5  Includes the estimated tax impact on the reconciling items. Amount for 2014 also includes a benefit of approximately $300 million associated with a capital loss generated in the quarter. In addition, amount for 2013 includes a benefit of approximately $160 million associated with the resolution of a previously disclosed federal income tax issue.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health and consumer care products.

$ in millions	First Quarter 2014	First Quarter 2013	Change	Change Ex-exchange
Total Sales	$10,264	$10,671	-4%	-2%
Pharmaceutical	8,451	8,891	-5%	-3%
JANUVIA/JANUMET	1,334	1,293	3%	5%
ZETIA/VYTORIN	972	1,023	-5%	-4%
REMICADE	604	549	10%	7%
ISENTRESS	390	362	8%	8%
GARDASIL	383	390	-2%	2%
NASONEX	312	385	-19%	-16%
PROQUAD, M-M-R II and VARIVAX	280	272	3%	4%
SINGULAIR	271	337	-20%	-13%
Animal Health	813	840	-3%	0%
Consumer Care	546	571	-4%	-3%
Other Revenues	454	369	23%	17%

Pharmaceutical Revenue Performance

First-quarter pharmaceutical sales declined 5 percent to $8.5 billion, including a 2 percent negative impact due to foreign exchange. Expected declines occurred in several products due to the ongoing impact of the loss of market exclusivity, including TEMODAR (temozolomide), SINGULAIR (montelukast sodium), NASONEX (mometasone furoate monohydrate) and COZAAR (losartan potassium)/HYZAAR (losartan potassium and hydrochlorothiazide). These declines were partially offset by growth in the diabetes franchise of JANUVIA (sitagliptin)/JANUMET (sitagliptin and metformin HCI), as well as REMICADE (infliximab), SIMPONI (golimumab) and ISENTRESS (raltegravir).

Worldwide combined sales of JANUVIA and JANUMET, medicines that help lower blood sugar levels in adults with type 2 diabetes, grew 3 percent to $1.3 billion in the first quarter, including a 2 percent negative impact from foreign exchange. The growth reflects higher sales in Europe, the United States and the emerging markets, which were partially offset by declines in Japan.

Combined sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, decreased 5 percent to $972 million in the first quarter, including a 1 percent negative impact from foreign exchange. The decrease was driven by lower demand in the United States.

Combined sales of REMICADE and SIMPONI, treatments for inflammatory diseases, grew 16 percent to $760 million in the first quarter, including a 3 percent positive impact from foreign exchange. The growth reflects continued European launches of SIMPONI and continued growth in several markets in Europe.

Worldwide sales of ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, increased 8 percent to $390 million in the first quarter. The increase was driven by strong growth in Europe and the emerging markets.

Merck’s sales of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16, and 18) Vaccine, Recombinant], a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), were $383 million, a decrease of 2 percent for the first quarter, including a 4 percent negative impact from foreign exchange. The results reflect lower sales in Japan following the government’s decision in July 2013 to suspend active promotion of HPV vaccines, partially offset by higher sales in the United States and from the national immunization program in Brazil.

Worldwide sales of SINGULAIR, a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, declined 20 percent to $271 million in the first quarter, mostly due to patent expiries in major European markets in February 2013.

Animal Health Revenue Performance

Animal Health sales totaled $813 million for the first quarter of 2014, a 3 percent decrease compared with the first quarter of 2013, including a 3 percent negative impact due to foreign exchange. The results reflect the company’s decision last year to voluntarily suspend sales of ZILMAX (zilpaterol hydrochloride), a feed supplement for beef cattle, in the United States and Canada. Excluding sales of ZILMAX, Animal Health sales increased 5 percent in the first quarter, driven by higher sales of poultry, swine and aqua products. In the first quarter, the European Commission granted marketing authorization for BRAVECTO (fluralaner), a chewable tablet that kills fleas and ticks in dogs for up to 12 weeks; the company anticipates approval in the United States later in 2014.

Consumer Care Revenue Performance

First-quarter global sales of Consumer Care products were $546 million, a decrease of 4 percent compared to the first quarter of 2013, including a 1 percent negative impact due to foreign exchange. The sales decrease was primarily due to product divestitures and a shortened allergy season in North America.

Other Revenue Performance

Other revenues — primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — increased 23 percent to $454 million compared to the first quarter of 2013. The increase was primarily driven by $232 million in proceeds from the sale of marketing rights for SAPHRIS (asenapine) in the United States, partially offset by lower revenue from AstraZeneca (AZ) recorded by Merck, which declined 44 percent to $147 million in the first quarter of 2014, as well as by lower third-party manufacturing sales.

The company expects that AZ will elect to exercise its option to buy the company’s interest in a subsidiary and, through it, the company’s interest in Nexium and Prilosec. If AZ exercises its option, as of July 1, 2014, Merck will no longer record equity income from AZ and supply sales to AZ will end.

First-Quarter Expense and Other Information

The costs detailed below totaled $8.3 billion on a GAAP basis during the first quarter of 2014 and include $1.5 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- Related Costs[4]	Restructuring Costs	Non-GAAP[1]
First Quarter 2014
Materials and production	$3,903	$1,126	$119	$2,658
Marketing and administrative	2,734	11	31	2,692
Research and development	1,574	—	51	1,523
Restructuring costs	125	—	125	—

First Quarter 2013
Materials and production	$3,959	$1,184	$43	$2,732
Marketing and administrative	2,987	23	17	2,947
Research and development	1,907	30	15	1,862
Restructuring costs	119	—	119	—

The gross margin was 62.0 percent for the first quarter of 2014 compared to 62.9 percent for the first quarter of 2013, reflecting 12.1 and 11.5 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above. The non-GAAP gross margin decline primarily reflects the impact of product mix, partially offset by the favorable impact of foreign exchange.

Marketing and administrative expenses, on a non-GAAP basis, were $2.7 billion in the first quarter of 2014, a decrease from $2.9 billion in the same period of 2013. The decline was primarily due to productivity measures.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.5 billion in the first quarter of 2014, a decrease from $1.9 billion in the first quarter of 2013. The decline reflects targeted reductions and lower clinical development spending as a result of portfolio prioritization and increased focus on the company’s key therapeutic opportunities, as well as timing of certain programs set to begin throughout the rest of 2014.

Equity income from affiliates was $124 million for the first quarter, primarily reflecting the performance of partnerships with AZ and Sanofi Pasteur MSD.

Other (income) expense, net, was $39 million of income in the first quarter of 2014, compared to $282 million of expense in the first quarter of 2013. The first quarter of 2014 includes a $182 million gain on the divestiture of the company’s Sirna Therapeutics, Inc. subsidiary. The first quarter of 2013 included approximately $140 million of exchange losses due to a Venezuelan currency devaluation.

The GAAP effective tax rate of 17.2 percent for the first quarter of 2014 reflects the impacts of acquisition-related costs and restructuring costs, as well as a benefit of approximately $300 million associated with a capital loss generated in the quarter. The non-GAAP effective tax rate, which excludes these items, was 26.1 percent for the quarter.

Key Developments

Clinical

•                  Interim Phase 2 data for MK-5172/MK-8742, an investigational oral combination regimen for treatment of chronic hepatitis C virus (HCV), presented at the 2014 Annual Meeting of the European Association for the Study of the Liver, showed sustained viral response in hard-to-cure and treatment-naïve, non-cirrhotic patients.

•                  Interim Phase 2b data on doravirine (MK-1439), an investigational treatment for HIV, presented at the 21st Conference on Retroviruses and Opportunistic Infections, demonstrated potent antiretroviral activity in treatment-naïve HIV-1 infected adults in combination with tenofovir/emtricitabine after 24 weeks of therapy; a Phase 3 clinical program is planned to begin in the second half of 2014.

Regulatory

•                  The U.S. Food and Drug Administration (FDA) approved GRASTEK (Timothy Grass Pollen Allergen Extract) and RAGWITEK (Short Ragweed Pollen Allergen Extract), the company’s sublingual allergen extract immunotherapy tablets.

•                  The FDA accepted a Biologics License Application for V503, a 9-valent HPV vaccine candidate, in February.

•                  The FDA accepted the resubmission of a New Drug Application for suvorexant for insomnia in April.

•                  The European Committee for Medicinal Products for Human Use issued a positive opinion for vintafolide in patients with platinum-resistant ovarian cancer.

Financial Targets

Merck reiterated that it expects full-year 2014 non-GAAP EPS to be between $3.35 and $3.53, and 2014 GAAP EPS to be between $2.15 and $2.47. The 2014 non-GAAP range excludes acquisition-related costs, costs related to restructuring programs, potential gains associated with the expected termination of the AZ joint venture and certain other items. The 2014 EPS targets (both non-GAAP and GAAP) include a potential devaluation of the Venezuelan Bolivar.

At current exchange rates, Merck continues to expect full-year 2014 revenues to be between $42.4 billion and $43.2 billion. This includes the expectation that AZ will elect to end the partnership between the companies at mid-year, as well as lost revenue from patent expirations across multiple markets and previously announced product divestitures.

In addition, the company continues to expect full-year 2014 non-GAAP marketing and administrative as well as R&D expenses to be below 2013 levels. The company continues to anticipate its full-year 2014 non-GAAP tax rate to be in the range of 24 to 26 percent; the rate does not include a 2014 benefit of an R&D tax credit.

A reconciliation of anticipated 2014 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2014
GAAP EPS	$2.15 to $2.47
Difference[3]	1.20 to 1.06
Non-GAAP EPS that excludes items listed below	$3.35 to $3.53

Acquisition-related costs[4]	$4,600 to $4,350
Restructuring costs	1,300 to 1,000
Gain on AZ option exercise	(700) to (725)
Net decrease (increase) in income before taxes	5,200 to 4,625
Estimated income tax (benefit) expense	(1,675) to (1,535)
Decrease (increase) in net income	$3,525 to $3,090

Total Employees

As of March 31, 2014, Merck had approximately 74,000 employees worldwide. In addition, the company’s joint ventures in China and Brazil, which are included in the consolidated results of Merck, had about 1,200 employees.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 17424702. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 17424702. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube. You can also follow our Twitter conversation at $MRK.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the

United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP
	1Q14	1Q13	% Change

Sales	$10,264	$10,671	-4%

Costs, Expenses and Other
Materials and production (1)	3,903	3,959	-1%
Marketing and administrative (1)	2,734	2,987	-8%
Research and development (1)	1,574	1,907	-17%
Restructuring costs (2)	125	119	5%
Equity income from affiliates (3)	(124)	(133)	-7%
Other (income) expense, net (1) (4)	(39)	282	*
Income Before Taxes	2,091	1,550	35%
Income Tax (Benefit) Provision	360	(66)
Net Income	1,731	1,616	7%
Less: Net Income Attributable to Noncontrolling Interests	26	23
Net Income Attributable to Merck & Co., Inc.	$1,705	$1,593	7%
Earnings per Common Share Assuming Dilution	$0.57	$0.52	10%

Average Shares Outstanding Assuming Dilution	2,971	3,053
Tax Rate (5)	17.2%	-4.3%

* 100% or greater

(1) Amounts include the impact of acquisition-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the first quarter of 2014 includes a gain of $182 million on the divestiture of the company’s Sirna Therapeutics, Inc. subsidiary. Other (income) expense, net in the first quarter of 2013 reflects approximately $140 million of losses due to exchange as a result of a Venezuelan currency devaluation.

(5) The GAAP effective tax rate for the first quarter of 2014 reflects a benefit of approximately $300 million associated with a capital loss generated in the quarter. The GAAP effective tax rate for the first quarter of 2013 reflects the favorable impact of various discrete items, including the impact of tax legislation enacted in the first quarter of 2013, a reduction in tax reserves upon expiration of applicable statute of limitations, as well as a benefit of approximately $160 million associated with the resolution of a previously disclosed federal income tax issue.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FIRST QUARTER 2014

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

		Acquisition-	Restructuring	Adjustment
	GAAP	Related Costs (1)	Costs (2)	Subtotal		Non-GAAP

Sales	$10,264					$10,264

Costs, Expenses and Other
Materials and production	3,903	1,126	119	1,245		2,658
Marketing and administrative	2,734	11	31	42		2,692
Research and development	1,574		51	51		1,523
Restructuring costs	125		125	125		—
Equity income from affiliates	(124)			—		(124)
Other (income) expense, net	(39)			—		(39)
Income Before Taxes	2,091	(1,137)	(326)	(1,463)		3,554
Taxes on Income	360			(567	)(3)	927
Net Income	1,731			(896)		2,627
Less: Net Income Attributable to Noncontrolling Interests	26			—		26
Net Income Attributable to Merck & Co., Inc.	$1,705			$(896)		$2,601
Earnings per Common Share Assuming Dilution	$0.57					$0.88

Average Shares Outstanding Assuming Dilution	2,971					2,971
Tax Rate	17.2%					26.1%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items, as well as a benefit of approximately $300 million associated with a capital loss generated in the quarter.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2014	2013					% Change
	1Q	1Q	2Q	3Q	4Q	Full Year	1Q
TOTAL SALES (1)	$10,264	$10,671	$11,010	$11,032	$11,319	$44,033	-4
PHARMACEUTICAL	8,451	8,891	9,310	9,475	9,760	37,437	-5

Primary Care and Women’s Health
Cardiovascular
Zetia	611	629	650	662	716	2,658	-3
Vytorin	361	394	417	396	436	1,643	-8

Diabetes
Januvia	858	884	1,072	927	1,121	4,004	-3
Janumet	476	409	474	442	503	1,829	16

General Medicine & Women’s Health
NuvaRing	168	151	171	170	193	686	11
Follistim AQ	110	122	134	124	101	481	-10
Dulera	102	68	79	82	95	324	49
Implanon	102	84	102	96	120	403	21

Hospital and Specialty
Hepatitis
Peglntron	112	126	142	104	124	496	-11
Victrelis	59	110	116	121	81	428	-46

HIV
Isentress	390	362	412	427	442	1,643	8

Hospital
Cancidas	166	162	163	151	183	660	3
Invanz	114	110	120	130	128	488	4
Noxafil	74	65	71	75	98	309	13
Bridion	73	63	69	75	82	288	16
Primaxin	71	84	85	88	79	335	-15

Immunology
Remicade	604	549	527	574	620	2,271	10
Simponi	157	108	120	126	146	500	45

Other
Cosopt / Trusopt	99	105	103	104	103	416	-7

Oncology
Emend	122	116	135	123	134	507	5
Temodar	83	216	219	162	111	708	-62

Diversified Brands
Respiratory
Nasonex	312	385	325	297	327	1,335	-19
Singulair	271	337	281	280	298	1,196	-20
Clarinex	62	61	64	54	55	235	2

Other
Cozaar / Hyzaar	205	267	255	238	246	1,006	-23
Arcoxia	128	121	121	112	131	484	6
Fosamax	123	137	144	140	139	560	-10
Propecia	74	68	67	71	77	283	8
Zocor	64	82	74	65	79	301	-21
Remeron	50	52	53	44	56	206	-4

Vaccines
Gardasil	383	390	383	665	394	1,831	-2
ProQuad, M-M-R II and Varivax	280	272	339	421	273	1,306	3
RotaTeq	169	162	144	201	129	636	4
Zostavax	142	168	141	185	264	758	-15
Pneumovax 23	101	111	108	193	241	653	-9

Other Pharmaceutical (2)	1,175	1,361	1,430	1,350	1,435	5,570	-14

ANIMAL HEALTH	813	840	851	800	871	3,362	-3

CONSUMER CARE (3)	546	571	490	443	390	1,894	-4
Claritin OTC	170	177	78	123	92	471	-4

Other Revenues (4)	454	369	359	314	298	1,340	23
Astra	147	262	245	220	193	920	-44

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $98 million in the first quarter of 2014. Other Vaccines sales included in Other Pharmaceutical were $53 million, $86 million, $127 million, and $101 million for the first, second, third, and fourth quarters of 2013, respectively.

(3) The decrease in Consumer Care sales in the second quarter and full year of 2013 resulted from the ongoing termination in China of distribution arrangements and a reversal of sales previously made to those distributors, together with associated termination costs.

(4) Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities. On October 1, 2013, the company divested a substantial portion of its third-party manufacturing sales. In addition, Other revenues in the fourth quarter and full year of 2013 reflect $50 million of revenue for the out-license of a pipeline compound. Other revenues in the first quarter 2014 include $232 million of revenue recognized in connection with the sale of U.S. Saphris rights.